Exhibit 99.1

LIVE OAK BANCSHARES, INC. REPORTS FIRST QUARTER 2021 RESULTS

Wilmington, NC, April 21, 2021 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported first quarter 2021 net earnings available to common shareholders of $39.4 million, or $0.88 per diluted share.

“Live Oak continued to serve America’s small businesses during the first quarter of 2021 and delivered strong results with $1.2 billion in loan and lease originations. The reopening of the Paycheck Protection Program allowed us to deliver just over $500 million in relief to small businesses during what is hopefully the end of this challenging period for our nation’s entrepreneurs,” said James S. Mahan, III, Chairman and Chief Executive Officer of Live Oak Bancshares. “Our net income grew to nearly $40 million for the quarter as our focus on providing solutions for small business owners and changing the financial technology landscape promoted our growth and advanced our core earnings.”

First Quarter 2021 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	1Q 2021	1Q 2020	Dollars	Percent	4Q 2020
Net interest income and servicing revenues	$76,384	$46,583	$29,801	64%	$68,985
Net income (loss)	39,427	(7,602)	47,029	619	29,588
Diluted earnings (loss) per share	0.88	(0.19)	1.07	563	0.68
Non-GAAP net income (loss) (1)	39,340	(7,602)	46,942	617	29,778
Non-GAAP diluted earnings (loss) per share (1)	0.88	(0.19)	1.07	563	0.69
Loan and lease production:
Loans and leases originated	$1,180,219	$500,634	$679,585	136%	$808,010
% Fully funded	77.7%	57.6%	n/a	n/a	55.6%
Total loans and leases	$6,533,495	$3,813,455	$2,720,040	71%	$6,320,400
Total assets	8,417,875	5,273,569	3,144,306	60	7,872,303
Total deposits	6,316,004	4,639,401	1,676,603	36	5,712,828

(1) See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases

At March 31, 2021, the total loan and lease portfolio increased to $6.53 billion, 71.3% above its level a year ago and 3.4% above its level at December 31, 2020.  Compared to the fourth quarter of 2020, loans and leases held for investment increased $311.8 million, or 6.1%, to $5.46 billion while loans held for sale decreased $98.7 million, or 8.4%, to $1.08 billion. Average loans and leases were $6.35 billion during the first quarter of 2021 compared to $6.29 billion during the fourth quarter of 2020.

The total loan and lease portfolio of $6.53 billion is comprised of $1.45 billion of Paycheck Protection Program (“PPP”) loans, net of deferred fees and costs, at March 31, 2021, which are carried at historical cost classified as held for investment. The unguaranteed percentage of the total loan and lease portfolio is significantly influenced by the addition of PPP loans carrying a 100% government guarantee. The total loan and lease portfolio at March 31, 2021, and December 31, 2020, of $6.53 billion and $6.32 billion, respectively, was comprised of 41.6% and 40.4% of unguaranteed loans and leases, respectively.

Loan and lease originations totaled $1.18 billion during the first quarter of 2021, an increase of $372.2 million, or 46.1%, from the fourth quarter of 2020. Excluding PPP loans in each quarter, loan and lease originations totaled $672.4 million for the first quarter of 2021, a 16.8% decrease from the prior quarter and a 34.3% increase from the first quarter of 2020.

Deposits

Total deposits increased to $6.32 billion at March 31, 2021, an increase of $1.68 billion compared to March 31, 2020, and an increase of $603.2 million compared to December 31, 2020.

The increase in total deposits from the prior quarter provides support for the growth in the loan and lease portfolio and origination activities during the first quarter of 2021.  Average total interest-bearing deposits for the first quarter of 2021 increased $314.5 million, or 5.7%, to $5.86 billion, compared to $5.55 billion for the fourth quarter of 2020. The ratio of average total loans and leases to average interest-bearing deposits was 108.2% for the first quarter of 2021, compared to 113.4% for the fourth quarter of 2020.  The ratio is influenced by average PPP loan volume and the use of the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) classified as long-term borrowings.

Borrowings

Borrowings totaled $1.47 billion at March 31, 2021, compared to $50.0 million and $1.54 billion at March 31, 2020, and December 31, 2020, respectively.  During the first quarter of 2021, the Company decreased borrowings by $76.1 million primarily by reducing the outstanding balance in the Federal Reserve’s PPPLF to $1.41 billion as of March 31, 2021, compared to $1.53 billion at December 31, 2020. The PPPLF has a 100% advance rate equal to the principal amount of PPP loans pledged as security and carries an interest rate of 0.35%, and loans financed under the PPPLF have a neutral impact on regulatory leverage capital ratios. The decrease in borrowings arising from the reduction in the PPPLF was offset by the addition of a five-year term loan at the Company totaling $49.7 million at March 31, 2021.

Net Interest Income

Net interest income for the first quarter of 2021 increased to $70.0 million compared to $40.2 million for the first quarter of 2020 and $62.3 million for the fourth quarter of 2020.

The increase for the first quarter of 2021 compared to the first quarter of 2020 was driven by the significant growth in the total loan and lease portfolios reflecting the Company's ongoing initiative to grow recurring revenue sources. The increase in net interest income comparing these two periods was also driven by the reduction in the average rate on interest bearing liabilities from 2.14% for the first quarter of 2020 to 1.02% for the first quarter of 2021.

The increase from the fourth quarter of 2020 arose primarily from a 48-basis point improvement in the net interest margin from 3.33% to 3.81%.  The yield on interest earnings assets for the first quarter of 2021 increased 37 basis points compared to the fourth quarter of 2020 and was primarily driven by fees recognized on PPP loans originated in the second and third quarters of 2020.  The asset yield improvement was complemented by the 11-basis point reduction in the average cost of interest bearing liabilities from 1.13% for the quarter ended December 31, 2020, to 1.02% for the quarter ended March 31, 2021.  The reduction in the cost of interest bearing liabilities compared to the fourth quarter of 2020 was largely the result of the maturing and repricing of the certificates of deposit portfolio.

Noninterest Income

Noninterest income for the first quarter of 2021 increased to $31.1 million compared to $5.7 million for the first quarter of 2020 and $10.8 million for the fourth quarter of 2020.  The primary drivers behind these increased levels of noninterest income are outlined below.

The loan servicing asset revaluation resulted in a gain of $1.5 million for the first quarter of 2021 compared to a loss of $4.7 million for the first quarter of 2020 and a loss of $5.8 million for the fourth quarter of 2020.  The increase in the loan servicing asset valuation was largely the result of improving market conditions and pricing for government guaranteed loans.

The net gain on loans accounted for under the fair value option totaled $4.2 million for the first quarter of 2021, a $14.9 million increase compared to the net loss for the first quarter of 2020 and a $9.0 million increase compared to the net loss for the fourth quarter of 2020. The valuation of loans was positively impacted by improving market conditions compared to the impacts of COVID-19 during 2020.

Equity method investments loss totaled $1.2 million for the first quarter of 2021, a $1.3 million improvement from the loss for the first quarter of 2020 and a $7.6 million improvement from the loss for the fourth quarter of 2020. The decrease in loss for the first quarter of 2021 compared to the fourth quarter of 2020 was largely due to the Company’s pro rata portion of income tax expense arising from Apiture’s conversion from a partnership to a corporation during the fourth quarter of 2020. Compared to the first quarter of 2020, the loss for the first quarter of 2021 was lower due to a reduction in losses experienced by several of the Company’s financial technology investees.

Other noninterest income increased $1.6 million to $3.5 million for the first quarter of 2021 compared to the first quarter of 2020. This increase was primarily driven by improvements in management fees related to the Company’s wealth and investment management services and gains from equity warrant assets.

Partially offsetting the increase in noninterest income for the first quarter of 2021 compared to the fourth quarter of 2020, the Company’s net gains on sales of loans decreased $3.0 million to $11.9 million in the first quarter of 2021 compared to $15.0 million in the fourth quarter of 2020.  While premium levels in the secondary market generally improved in the first quarter of 2021 compared to the fourth quarter of 2020, the average net gain on guaranteed loan sales decreased to $83.9 thousand per million sold versus $115.9 thousand, respectively.  This decrease in the average guaranteed loan sale revenue was primarily driven by the Company’s choice to not elect fair value for all retained participating interests arising from new government guaranteed loan sales beginning in the first quarter of 2021. Not electing fair value generally results in a larger discount, which will reduce the amount of gain recognized at the date of sale. This larger discount is subsequently accreted into interest income over the underlying loan’s remaining term using the effective interest method.  Management made this change of election in alignment with its ongoing effort to reduce volatility and drive more predictable revenue. In accordance with accounting standards, any loans for which fair value was previously elected will continue to be measured as such.

Noninterest Expense

Noninterest expense for the first quarter of 2021 increased to $58.3 million compared to $49.5 million for the first quarter of 2020 and $52.4 million for the fourth quarter of 2020.

Salaries and employee benefits for the first quarter of 2021 increased to $31.4 million compared to $28.1 million for the first quarter of 2020 and $29.5 million for the fourth quarter of 2020.  The increase in salaries and benefits of $3.3 million compared to the first quarter of 2020 and $1.9 million compared to the fourth quarter of 2020 was primarily driven by the vesting of approximately 398 thousand restricted stock unit awards with market price conditions in the first quarter of 2021 that impacted both compensation expense and payroll tax expense by a combined $2.6 million. Additionally, the first quarter of 2021 included a severance payment of $750 thousand. In addition, the salary base grew from prior periods as the Company continued to expand its employee base consistent with strategic and growth initiatives.

Professional services expense increased to $3.8 million for the first quarter of 2021 compared to $1.9 million for the first quarter of 2020 and $1.7 million for the fourth quarter of 2020. The increase for the first quarter of 2021 was largely driven by an increase in legal fees related to the previously disclosed letter the Company received in December 2020 and the resulting putative class action filed against the Company and other parties in March 2021.

During the first quarter of 2021, the Company incurred $3.1 million in impairment charges related to a $3.9 million renewable energy tax credit investment. Investments of this type generate a return primarily through the realization of income tax credits and other benefits; accordingly, impairment of the investment amount is recognized in conjunction with the realization of related tax benefits. This investment generated a federal investment tax credit of $3.4 million which is included in the Company’s estimated annual effective tax rate.   Investments of this nature are part of the Company’s ongoing initiative to promote renewable energy sources.

Other noninterest expense in the first quarter of 2021 included $904 thousand of impairment expense on solar panels due to lower than expected energy production capability and a $525 thousand scholarship endowment in memory of one of the directors of the Company’s board.

The increase in noninterest expense for the first quarter of 2021 compared to the first quarter of 2020 was mitigated in part by a combined decrease in travel and advertising and marketing expense of $1.8 million.

Asset Quality

During the first quarter of 2021, the Company recognized net recoveries for loans carried at historical cost of $984 thousand compared to net charge-offs of $537 thousand in the fourth quarter of 2020 and $2.8 million in the first quarter of 2020.  A previously charged-off hotel loan paid off during the first quarter of 2021 resulting in a net recovery of $1.7 million.  Net (recoveries) charge-offs as a percentage of average held for investment loans and leases carried at historical cost, annualized, for the quarters ended March 31, 2021 and December 31, 2020, was (0.09)% and 0.05%, respectively.

Unguaranteed nonperforming (nonaccrual) loans and leases, excluding $5.8 million and $5.4 million accounted for under the fair value option at March 31, 2021, and December 31, 2020, respectively, increased to $24.7 million, or 0.53% of loans and leases held for investment which are carried at historical cost, at March 31, 2021, compared to $20.1 million, or 0.46%, at December 31, 2020.

The unguaranteed exposure of foreclosed assets increased $6 thousand to $941 thousand at March 31, 2021, compared to December 31, 2020.  Foreclosed assets increased $30 thousand to $4.2 million at March 31, 2021, compared to December 31, 2020.

Provision for (Recovery of) Loan and Lease Credit Losses

The recovery of loan and lease credit losses for the first quarter of 2021 totaled $873 thousand compared to a provision of $11.8 million for the first quarter of 2020 and $8.6 million for the fourth quarter of 2020.  The negative provision in the first quarter was primarily the result of improved forecasts related to employment and default expectations as the economic outlook has improved significantly over that experienced in 2020, combined with the effects of the earlier discussed recovery from a previously charged-off hotel loan.

The allowance for credit losses on loans and leases totaled $52.4 million at March 31, 2021, compared to $52.3 million at December 31, 2020. The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost was 1.12% and 1.21% at March 31, 2021, and December 31, 2020, respectively.  The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost is heavily influenced by the 100% guaranteed PPP loans.

Income Tax

Income tax expense in the first quarter of 2021 was $4.2 million compared to a net income tax benefit in the first quarter of 2020 of $7.8 million and an income tax benefit of $17.6 million in the fourth quarter of 2020. The effective tax rate for the first quarter of 2021 of 9.6% is principally the result of the above discussed renewable energy tax credit investments and an income tax benefit of $4.3 million arising from the vesting of restricted stock unit awards with market price conditions, as the fair value of these awards exceeded the total compensation cost recognized by the Company for book purposes.

The increase in the income tax expense for the first quarter of 2021 compared to the income tax benefit for the fourth quarter of 2020 was primarily the product of an increase of $31.6 million in income before taxes and the vesting of restricted stock unit awards with market price conditions during the fourth quarter of 2020 that resulted in the recognition of a tax benefit of $22.1 million during the fourth quarter of 2020.

Shareholders’ Equity

Total shareholders’ equity increased by $22.5 million, or 4.0%, during the first quarter of 2021.  This increase was primarily due to net income, partially offset by cash paid for employee tax obligations in lieu of stock for settlement of vested restricted stock unit awards discussed above.  Total cash paid in lieu of stock during the first quarter was $11.3 million.

During the first quarter of 2021, 415,504 shares of Class B common stock (non-voting) were converted to Class A common stock (voting) in connection with private sales. The conversion decreased the value of Class B common stock (non-voting) and increased the value of Class A common stock (voting) by $4.4 million.

Conference Call

Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (April 22, 2021). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 4360354. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the conference call will also be available until May 6, 2021 and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

CFO Commentary

Additional commentary on the quarter by Brett Caines, Chief Financial Officer of the Company, is available at http://investor.liveoakbank.com in the supporting materials for the conference call.

Important Note Regarding Forward-Looking Statements

Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; the potential impacts of the Coronavirus Disease 2019 (COVID-19) pandemic on trade (including supply chains and export levels), travel, employee productivity and other economic activities that may have a destabilizing and negative effect on financial markets, economic activity and customer behavior; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Bank.  Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contacts:

Brett Caines | CFO | Investor Relations | 910.796.1645

Claire Parker | SVP Corporate Communications | Media Relations | 910.597.1592

Live Oak Bancshares, Inc.

Quarterly Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three months ended
	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Interest income
Loans and fees on loans	$84,993	$79,166	$70,621	$62,022	$58,961
Investment securities, taxable	2,929	3,345	4,123	3,786	3,762
Other interest earning assets	303	529	334	1,009	750
Total interest income	88,225	83,040	75,078	66,817	63,473
Interest expense
Deposits	16,944	19,195	22,155	25,121	23,255
Borrowings	1,331	1,544	1,560	798	57
Total interest expense	18,275	20,739	23,715	25,919	23,312
Net interest income	69,950	62,301	51,363	40,898	40,161
(Recovery of) provision for loan and lease credit losses	(873)	8,634	10,274	9,958	11,792
Net interest income after (recovery of) provision for loan and lease credit losses	70,823	53,667	41,089	30,940	28,369
Noninterest income
Loan servicing revenue	6,434	6,684	6,803	6,691	6,422
Loan servicing asset revaluation	1,493	(5,756)	2,061	(1,571)	(4,692)
Net gains on sales of loans	11,929	14,976	12,690	10,695	11,112
Net gain (loss) on loans accounted for under the fair value option	4,218	(4,759)	3,403	(1,089)	(10,638)
Equity method investments income (loss)	(1,157)	(8,739)	(1,231)	(2,243)	(2,478)
Equity security investments gains (losses), net	105	107	14,705	161	(64)
Gain (loss) on sale of investment securities available-for-sale, net	—	—	1,225	734	(79)
Lease income	2,599	2,615	2,634	2,635	2,624
Management fee income	1,934	2,206	1,296	1,206	1,644
Other noninterest income	3,502	3,469	3,458	5,192	1,891
Total noninterest income	31,057	10,803	47,044	22,411	5,742
Noninterest expense
Salaries and employee benefits	31,366	29,477	24,203	30,782	28,063
Travel expense	659	1,056	250	364	1,781
Professional services expense	3,831	1,691	1,346	1,385	1,937
Advertising and marketing expense	652	973	552	624	1,361
Occupancy expense	2,112	2,302	2,079	1,955	2,421
Data processing expense	3,894	3,414	3,009	2,764	3,157
Equipment expense	4,354	4,002	4,314	4,652	4,635
Other loan origination and maintenance expense	3,327	3,173	2,669	2,492	2,456
Renewable energy tax credit investment impairment	3,127	—	—	—	—
FDIC insurance	1,765	2,147	2,095	1,721	1,510
Other expense	3,185	4,200	2,133	1,361	2,170
Total noninterest expense	58,272	52,435	42,650	48,100	49,491
Income (loss) before taxes	43,608	12,035	45,483	5,251	(15,380)
Income tax expense (benefit)	4,181	(17,553)	11,703	1,474	(7,778)
Net income (loss)	$39,427	$29,588	$33,780	$3,777	$(7,602)
Earnings (loss) per share
Basic	$0.92	$0.72	$0.83	$0.09	$(0.19)
Diluted	$0.88	$0.68	$0.81	$0.09	$(0.19)
Weighted average shares outstanding
Basic	42,673,615	41,320,851	40,542,696	40,506,671	40,334,179
Diluted	44,696,850	43,333,707	41,549,632	41,122,025	41,074,049

Live Oak Bancshares, Inc.

Quarterly Balance Sheets (unaudited)

(Dollars in thousands)

	As of the quarter ended
	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Assets
Cash and due from banks	$630,081	$297,167	$608,826	$1,256,958	$254,077
Federal funds sold	5,461	21,153	25,924	91,188	158,226
Certificates of deposit with other banks	6,500	6,500	7,250	7,250	7,250
Investment securities available-for-sale	775,177	750,098	765,777	779,794	574,168
Loans held for sale (1)	1,076,741	1,175,470	1,190,200	976,594	996,050
Loans and leases held for investment (2)	5,456,754	5,144,930	5,037,094	4,650,030	2,817,405
Allowance for credit losses on loans and leases	(52,417)	(52,306)	(44,210)	(44,083)	(35,906)
Net loans and leases	5,404,337	5,092,624	4,992,884	4,605,947	2,781,499
Premises and equipment, net	253,774	259,267	253,737	269,063	274,177
Foreclosed assets	4,185	4,155	3,264	5,660	6,744
Servicing assets	37,744	33,918	37,831	33,834	33,532
Other assets	223,875	231,951	207,688	182,866	187,846
Total assets	$8,417,875	$7,872,303	$8,093,381	$8,209,154	$5,273,569
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$75,794	$75,287	$58,771	$53,938	$51,275
Interest-bearing	6,240,210	5,637,541	5,647,273	5,819,354	4,588,126
Total deposits	6,316,004	5,712,828	5,706,044	5,873,292	4,639,401
Borrowings	1,465,961	1,542,093	1,747,083	1,721,029	50,012
Other liabilities	45,550	49,532	56,090	66,398	50,384
Total liabilities	7,827,515	7,304,453	7,509,217	7,660,719	4,739,797
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	298,525	298,890	325,753	319,542	314,994
Class B common stock (non-voting)	7,330	11,729	26,106	28,753	28,753
Retained earnings	275,377	235,724	207,400	174,837	172,276
Accumulated other comprehensive income	9,128	21,507	24,905	25,303	17,749
Total shareholders' equity	590,360	567,850	584,164	548,435	533,772
Total liabilities and shareholders’ equity	$8,417,875	$7,872,303	$8,093,381	$8,209,154	$5,273,569

(1)

Includes $35.9 million, $36.1 million, $30.4 million, $32.1 million and $19.2 million measured at fair value for the quarters ended March 31, 2021, December 31, 2020, September 30, 2020, June 30, 2020 and March 31, 2020, respectively.

(2)

Includes $790.8 million, $815.4 million, $845.7 million, $834.6 million and $831.4 million measured at fair value for the quarters ended March 31, 2021, December 31, 2020, September 30, 2020, June 30, 2020 and March 31, 2020, respectively.

Live Oak Bancshares, Inc.

Quarterly Selected Financial Data

(Dollars in thousands, except per share data)

	As of and for the three months ended
	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Income Statement Data
Net income (loss)	$39,427	$29,588	$33,780	$3,777	$(7,602)
Per Common Share
Net income (loss), basic	$0.92	$0.72	$0.83	$0.09	$(0.19)
Net income (loss), diluted	0.88	0.68	0.81	0.09	(0.19)
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	13.74	13.38	14.69	13.53	13.22
Tangible book value (1)	13.65	13.28	14.30	13.43	13.22
Performance Ratios
Return on average assets (annualized)	1.98%	1.49%	1.67%	0.22%	(0.61)%
Return on average equity (annualized)	26.89	19.86	23.64	2.68	(5.64)
Net interest margin	3.81	3.33	2.77	2.56	3.55
Efficiency ratio (1)	57.69	71.73	43.89	76.87	107.63
Noninterest income to total revenue	30.75	14.78	47.15	34.64	12.66
Selected Loan Metrics
Loans and leases originated	$1,180,219	$808,010	$966,499	$2,175,055	$500,634
Guaranteed loans sold	136,747	110,588	114,731	154,980	162,297
Average net gain on sale of guaranteed loans	83.92	115.94	110.19	66.76	63.71
Adjusted average net gain on sale of guaranteed loans (2)	83.92	114.07	107.99	65.94	83.48
Outstanding balance of sold loans serviced:
Guaranteed	2,843,963	2,819,625	2,878,664	2,840,429	2,761,015
Unguaranteed	372,764	385,998	264,829	231,602	223,587
Total	3,216,727	3,205,623	3,143,493	3,072,031	2,984,602
Asset Quality Ratios
Allowance for credit losses to loans and leases held for investment (4)	1.12%	1.21%	1.05%	1.16%	1.81%
Net charge-offs (recoveries) (4)	$(984)	$537	$10,147	$1,781	$2,799
Net charge-offs (recoveries) to average loans and leases held for investment (3) (4)	(0.09)%	0.05%	1.03%	0.21%	0.58%
Nonperforming loans and leases (4) (5)	$57,371	$46,110	$46,749	$40,275	$34,088
Foreclosed assets	4,185	4,155	3,264	5,660	6,744
Nonperforming loans and leases (unguaranteed exposure) (4) (5)	24,738	20,078	20,153	13,122	9,623
Foreclosed assets (unguaranteed exposure)	941	935	642	1,199	1,478
Nonperforming loans and leases not guaranteed by the SBA and foreclosures (4) (5)	$25,679	$21,013	$20,795	$14,321	$11,101
Nonperforming loans, leases and foreclosures, not guaranteed by the SBA, to total assets (4) (5)	0.34%	0.30%	0.29%	0.20%	0.25%
Nonperforming loans accounted for under the fair value option	$40,234	$35,499	$47,434	$46,221	$60,558
Nonperforming loans accounted for under the fair value option (unguaranteed exposure)	5,838	5,387	7,495	6,352	8,193
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	12.16%	12.15%	13.09%	12.84%	13.81%
Total capital (to risk-weighted assets)	13.32	13.39	14.19	13.99	14.83
Tier 1 risk based capital (to risk-weighted assets)	12.16	12.15	13.09	12.84	13.81
Tier 1 leverage capital (to average assets)	8.50	8.40	8.44	7.96	9.94

Notes to Quarterly Selected Financial Data

(1)  See accompanying GAAP to Non-GAAP Reconciliation.

(2)  Excludes fair value gain/loss on exchange-traded interest rate futures contracts.

(3)  Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

(4)  Excludes loans measured at fair value.

(5)  The quarters ended December 31, 2020 and September 30, 2020 exclude one $6.1 million hotel loan classified as held for sale.

Live Oak Bancshares, Inc.

Quarterly Average Balances and Net Interest Margin

(Dollars in thousands)

	Three Months Ended March 31, 2021			Three Months Ended December 31, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest earning balances in other banks	$331,260	$297	0.36%	$384,811	$524	0.54%
Federal funds sold	28,202	6	0.09	24,420	5	0.08
Investment securities	736,158	2,929	1.61	722,353	3,345	1.84
Loans held for sale	1,158,844	15,077	5.28	1,179,474	15,414	5.18
Loans and leases held for investment (1)	5,186,963	69,916	5.47	5,113,948	63,752	4.95
Total interest earning assets	7,441,427	88,225	4.81	7,425,006	83,040	4.44
Less: allowance for credit losses on loans and leases	(52,317)			(44,286)
Non-interest earning assets	593,573			582,031
Total assets	$7,982,683			$7,962,751
Interest bearing liabilities:
Interest bearing checking	$250,005	$356	0.58%	$309,787	$460	0.59%
Savings	2,356,598	3,512	0.60	1,929,378	3,226	0.66
Money market accounts	105,753	83	0.32	92,372	73	0.31
Certificates of deposit	3,151,575	12,993	1.67	3,217,854	15,436	1.90
Total interest bearing deposits	5,863,931	16,944	1.17	5,549,391	19,195	1.37
Borrowings	1,429,177	1,331	0.38	1,702,129	1,544	0.36
Total interest bearing liabilities	7,293,108	18,275	1.02	7,251,520	20,739	1.13
Non-interest bearing deposits	63,917			56,427
Non-interest bearing liabilities	39,155			58,955
Shareholders' equity	586,503			595,849
Total liabilities and shareholders' equity	$7,982,683			$7,962,751
Net interest income and interest rate spread		$69,950	3.79%		$62,301	3.31%
Net interest margin			3.81			3.33
Ratio of average interest-earning assets to average interest-bearing liabilities			102.03%			102.39%

(1)Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

	As of and for the three months ended
	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Total shareholders’ equity	$590,360	$567,850	$584,164	$548,435	$533,772
Less:
Goodwill	1,797	1,797	1,797	1,797	—
Other intangible assets	2,141	2,179	2,218	2,294	—
Tangible shareholders’ equity (a)	$586,422	$563,874	$580,149	$544,344	$533,772
Shares outstanding (c)	42,951,344	42,452,446	40,575,982	40,525,632	40,380,201
Total assets	$8,417,875	$7,872,303	$8,093,381	$8,209,154	$5,273,569
Less:
Goodwill	1,797	1,797	1,797	1,797	—
Other intangible assets	2,141	2,179	2,218	2,294	—
Tangible assets (b)	$8,413,937	$7,868,327	$8,089,366	$8,205,063	$5,273,569
Tangible shareholders’ equity to tangible assets (a/b)	6.97%	7.17%	7.17%	6.63%	10.12%
Tangible book value per share (a/c)	$13.65	$13.28	$14.30	$13.43	$13.22
Efficiency ratio:
Noninterest expense (d)	$58,272	$52,435	$42,650	$48,100	$49,491
Net interest income	69,950	62,301	51,363	40,898	40,161
Noninterest income	31,057	10,803	47,044	22,411	5,742
Less: gain (loss) on sale of securities	—	—	1,225	734	(79)
Adjusted operating revenue (e)	$101,007	$73,104	$97,182	$62,575	$45,982
Efficiency ratio (d/e)	57.69%	71.73%	43.89%	76.87%	107.63%

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation (Continued)

(Dollars in thousands)

	Three Months Ended
	1Q 2021	4Q 2020	1Q 2020
Reconciliation of net income (loss) to non-GAAP net income (loss):
Net income (loss)	$39,427	$29,588	$(7,602)
(Gain) loss on sale of aircraft	(114)	6	—
Impairment on aircraft held for sale	—	244	—
Income tax effects and adjustments for non-GAAP items *	27	(60)	—
Non-GAAP net income (loss)	$39,340	$29,778	$(7,602)
* Estimated at 24.0%
Non-GAAP earnings (loss) per share:
Basic	$0.92	$0.72	$(0.19)
Diluted	$0.88	$0.69	$(0.19)
Weighted-average shares outstanding:
Basic	42,673,615	41,320,851	40,334,179
Diluted	44,696,850	43,333,707	41,074,049
Reconciliation of financial statement line items as reported to non-GAAP:
Noninterest income, as reported	$31,057	$10,803	$5,742
Gain on sale of aircraft	(114)	—	—
Noninterest income, non-GAAP	$30,943	$10,803	$5,742
Noninterest expense, as reported	$58,272	$52,435	$49,491
Loss on sale of aircraft	—	(6)	—
Impairment on aircraft held for sale	—	(244)	—
Noninterest expense, non-GAAP	$58,272	$52,185	$49,491
Income (loss) before taxes, as reported	$43,608	$12,035	$(15,380)
(Gain) loss on sale of aircraft	(114)	6	—
Impairment on aircraft held for sale	—	244	—
Income (loss) before taxes, non-GAAP	$43,494	$12,285	$(15,380)
Income tax expense (benefit), as reported	$4,181	$(17,553)	$(7,778)
Income tax effects and adjustments for non-GAAP items	(27)	60	—
Income tax expense (benefit), non-GAAP	$4,154	$(17,493)	$(7,778)

This press release presents the non-GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.